Exhibit 99

Name Change Release

Hold For Release Until:

July 1, 2004, 7:00 a.m. EDT

Patterson Dental Company Changes Name to Patterson Companies, Inc.

July 1, 2004—St. Paul, MN—Patterson Dental Company (Nasdaq: PDCO) today announced that it has changed its corporate name to Patterson Companies, Inc. Patterson will retain its existing Nasdaq stock symbol.

The new corporate name was adopted to reflect Patterson’s expanding base of business, which now encompasses the veterinary and rehabilitation supply markets, as well as its traditional base of operations in the dental supply market.

Patterson’s operating units will continue to be Patterson Dental Supply, Inc., Webster Veterinary Supply, Inc. and AbilityOne Products Corp.

About Patterson

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental Supply, Inc. provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary Supply, Inc. is the nation’s second largest distributor of consumable veterinary supplies, equipment, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

AbilityOne Products Corp. is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

For additional information contact:

R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/261-2210 or 800/522-1744